Exhibit 1

4/17/218

SI Securities, LLC

116 W Houston St., 6th Floor

New York, NY 10012

THIS AGREEMENT is entered into as of April 16, 2018 (the “Effective Date”) by and among 20/20 GeneSystems, Inc., a Delaware corporation (the “Company”) and SI Securities, LLC (“SI Securities”, and together with Company, the “Parties”) regarding its proposed offering of equity, convertible debt, or any other type of financing (the “Securities”) pursuant to Regulation A under Section 3(b) of the Act (the “Offering”) on the terms and subject to the conditions contained herein (the “Agreement”).

Company agrees to solicit non-binding indications of interest under Rule 255 for its proposed Offering using the online platform provided by SeedInvest Technology, LLC at the domain name www.seedinvest.com (the “Online Platform”) upon the approval of SI Securities (“Testing the Waters”), at which point SI Securities and/or SeedInvest Technology may send communications to registered users on the Online Platform. Company will not be charged any commissions or incur any expenses for Testing the Waters and will incur no fees unless Company decides to proceed with an offering under Regulation A.

If after Testing the Waters, Company proceeds with an Offering, then Company agrees to retain SI Securities as its exclusive placement agent in connection with said Offering in accordance with the terms set forth in Exhibit A attached herein. Company shall similarly be bound by the terms of Exhibit A if it chooses to forgo Testing the Waters and proceed directly with the Offering. The Company will not be required to retain SI Securities and will not be bound to any fees if it decides to proceed with a capital raise under Regulation D solely from institutional and accredited investors, instead of through Regulation A.

This Agreement may be immediately terminated by either party upon written notice at any time (the “Termination Date”). The initial term of this Agreement shall be forty-five (45) days from the Effective Date of this Agreement (the “Initial Term”). The Initial Term shall automatically renew for successive fifteen (15) day periods and automatically terminate two hundred seventy (270) days from the Effective Date, unless notice of termination is delivered prior to then. In the event of a successful Offering, Company’s engagement of SI Securities to provide the Shareholder Services described in Appendix I attached hereto shall survive termination of this Agreement. Company may terminate its engagement with SI Securities to provide Shareholder Services at any time after thirty-six (36) months from the completion of the Offering by providing at least ninety (90) days advance written notice.

For a period of twelve (12) months following the Termination Date, Company agrees that it shall provide SI Securities at least 30 days prior written notice of any proposed future offering of Securities made pursuant to Regulation A (the “Future Offering”), and therein shall provide SI Securities the opportunity to serve as Company’s exclusive placement agent in connection with such Future Offering in accordance with the terms set forth in Exhibit A attached herein. If during such Future Offering, less than $1,500,000 is raised during the first ninety (90) days of such Future Offering, Company shall have seven (7) days during which it may decide within its discretion to terminate its engagement with SI Securities for the duration of the Future Offering by providing written notice. The Company will not be required to retain SI Securities and will not be bound to any fees if, within twelve (12) months of the Termination Date, if it decides to proceed with a capital raise under Regulation D solely to institutional and accredited investors, or a public offering using a Form S-1 or S-3 Registration Statement or any form other than an offering statement on Form 1-A, or an offering under Regulation CF. However, if SI Securities chooses not to serve as Company’s placement agent for a Future Offering, in its sole discretion, this Agreement shall automatically terminate. In addition, and for the avoidance of doubt, upon SI Securities’ participation in such Future Offering, SI Securities shall not retain the right to participate in additional future offerings.

The Company represents and warrants to SI Securities that:

(i)	Company is registered, in good standing in each jurisdiction it conducts business, has obtained all approvals / licenses required to conduct business, including payment of all taxes.

(ii)	Company shall cooperate with all reasonable due diligence efforts by SI Securities, including, but not limited to the submission of all Offering related communications to SI Securities for approval prior to publicizing or distributing such messages to ensure regulatory compliance.

(iii)	Company agrees to email its complete list of users / customers and direct them to the Online Platform.

(iv)	If after commencing the Testing the Waters campaign the Company chooses to proceed with the Offering, it shall do so under Tier II of Regulation A. Company hereby agrees that it shall promptly notify SI Securities if it chooses to offer securities under any another provision.

(v)	all materials provided by Company or posted to the Online Platform will not contain (a) any misstatement of a material fact or omission of any material fact necessary to make the statements therein not misleading or any (b) exaggerated, unwarranted, promissory or unsubstantiated claims. Company shall promptly notify SI Securities if it discovers any such misstatement or inconsistency, or the omission of a material fact, in such materials, and promptly supplement or amend the materials and correct its statements whenever it is necessary to do so in order to comply with applicable laws, rules and regulations, and to ensure truthfulness, accuracy, and fairness in the presentation of the Offering.

(vi)	Company shall supply backup verification for any material fact or claim made, as reasonably requested by SI Securities.

(vii)	Company will protect and maintain all confidential information provided by SI Securities or SeedInvest to the Company.

(viii)	Company will not engage any person or entity to perform services similar to those provided by SI Securities (including other online platforms) without the prior written consent of SI Securities. For the avoidance of doubt, Company may seek funding directly from venture capital firms and angel investors.

This Agreement shall be governed by and construed in accordance with the laws of the New York and the federal laws of the United States of America. SI Securities and Company hereby consent and submit to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Agreement.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. The Parties agree that a facsimile signature may substitute for and have the same legal effect as the original signature. This Agreement and its attached exhibits constitute the entire agreement between the Parties.

Company:		SI Securities, LLC

By:	/s/ Jonathan Cohen	By:	/s/ Ryan Feit
Name:	Jonathan Cohen	Name:	Ryan Feit
Title:	President & CEO	Title:	CEO

EXHIBIT A

SI Securities, LLC – Regulation A Issuer Agreement

THIS EXHIBIT is entered into as of the Effective Date by and among Company and SI Securities regarding its Offering of Securities on the terms and subject to the conditions contained herein (the “Exhibit”). Capitalized terms used herein and not otherwise defined in this Exhibit shall have the meaning set forth above. This Exhibit will only apply if the Company decides to proceed with an Offering under Regulation A and will not apply if it decides to proceed with a capital raise under Regulation D solely from institutional and accredited investors, or under Regulation CF from accredited or non-accredited investors.

The Company hereby retains SI Securities as its exclusive placement agent in connection with the Offering and to provide services similar to that described in Exhibit B attached hereto. SI Securities agrees to use its reasonable best efforts to effect the Offering. SI Securities shall assist in the facilitation of investments by prospective investors (the “Prospects”) and Company shall make the Securities in the Offering available to any such respective Prospects. Company understands that SI Securities intends to use the Online Platform to facilitate the Offering upon satisfactory completion of SI Securities’ due diligence as determined in its sole discretion. SI Securities may, within its discretion, engage selling agents in connection with the offering to assist with the placement of securities.

Company shall pay to SI Securities, in cash, an amount equal to 7.5% of the value of Securities purchased by Prospects in the Offering from the proceeds of the Offering at each applicable closing (a “Closing”) and shall issue to SI Securities (or its designee(s)) for nominal consideration), 5% of the number of Securities issued (or shares issuable upon conversion of the Securities) to Prospects in the Offering on the same terms (the cash and securities are collectively referred to herein as the “Compensation”). Investments made by certain Prospects may be eligible for a reduced commission payable by Company to SI Securities of 4% of the value of Securities purchased by such eligible prospects in the Offering from the proceeds of the Offering at each applicable Closing and 2% of the number of Securities issued (or shares issuable upon conversion of the Securities) to such eligible prospects in the Offering on the same terms (collectively referred to herein as the “Reduced Compensation”). Prospects eligible for such Reduced compensation shall include those investing a minimum of $50,000 and who are identified in Exhibit C prior to such persons participation in the Offering (the “Excluded Investors”). Exhibit C shall be provided upon execution of the Agreement to be completed at any point prior to the date on which Company begins its marketing efforts for the Offering on the Online Platform (the “Launch Date”), and from time to time after that date upon mutual, written consent of SI Securities and the Company, or provided Company can reasonably demonstrate to SI Securities’ satisfaction that any such investment after this date were not made as a result of Company’s and SI Securities’ joint marketing efforts (i.e. the investment resulted solely from relationships build or efforts made by Company) and that Company had meaningful discussions with such investor independent of SI Securities. Notwithstanding the forgoing, Company shall not owe SI Securities even the Reduced Compensation (i.e. no compensation shall be owed) for investments made by an Investor listed on Exhibit C that close before the first $1,500,000 is raised during the Offering.

SI Securities shall receive Compensation and Reduced Compensation based on the Fair-Market Value of all gross proceeds, services, and/or goods received by the Company by Prospects and Excluded Investors in exchange for Securities issued in the Offering. The Fair-Market-Value shall be equal to the value of Securities received in exchange, less any cash consideration paid. Company shall pay Compensation to SI Securities in the event that, at any time prior to nine (9) months after the Termination Date, Company sells or enters into an agreement to sell Securities to a Prospect. In the event of a successful Offering, Company shall pay SI Securities a monthly maintenance fee in accordance with Appendix I attached hereto for providing the investor services specified therein.

The Company represents and warrants to SI Securities that:

(i)	Company’s prior representations remain true and correct.

(ii)	Company shall not, without the prior written consent of SI Securities, accept investments in the Offering by Prospects or Excluded Investors unless such investment occurs through the Online Platform and the applicable investment funds are routed through the escrow account established by SI Securities.

(iii)	Company will accept any proposed subscriptions by Prospects, and at Closing, promptly issue the applicable Securities to such subscribing investor unless it receives the written consent of SI Securities to reject such respective subscription.

(iv)	Following Closing of the Offering, and until the date at which Company is acquired or conducts its initial public offering, Company shall provide quarterly updates to SI Securities and each Prospect and Excluded Investor who purchased Securities in the Offering (within 30 days following the close of each quarter). Such updates shall include at least the following information: (i) quarterly net sales, (ii) quarterly change in cash and cash on hand, (iii) material updates on the business, (iv) fundraising updates (any plans for next round, current round status, etc.), and (v) notable press and news.

(v)	Company shall use reasonable efforts to include a prominent positive reference to raising capital utilizing the Online Platform in all press releases regarding its Closing of the Offering. SI Securities shall have the right to reference the Offering and its role in connection therewith in marketing materials, on its website and in the press.

(vi)	Neither the Company nor any of its officers, directors, employees, agents or beneficial owners of 20% or more of the Company’s outstanding voting equity securities is or has been (a) indicted for or convicted of any felony or any securities or investment related offense of any kind, (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking, (c) the subject or target of any securities or investment-related investigation by any regulatory authority, (d) subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933 (the “Securities Act”).

(vii)	Company shall, at its own expense, prepare and file a Form 1-A with the U.S. Securities and Exchange Commission and any applicable states and take all other actions necessary to qualify for the exemption provided by Tier II of Regulation A under Section 3(b) of the Act, in connection with the Offering, make all related state “blue-sky” filings and take all actions necessary to perfect such federal and state exemptions, and provide copies of such filings to SI Securities. In addition, the company shall pay the fees associated with registering the securities with the Depository Trust and Clearing Corporation.

(viii)	Company has not taken, and will not take any action to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Section 3(b) of the Securities Act. Company agrees to comply with applicable provisions of the Act and any requirements thereunder. Company agrees that any representations and warranties made by it to any investor in the Offering shall be deemed also to be made to SI Securities for its benefit.

(ix)	The Company has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder. This Agreement has been duly authorized and executed by the Company and constitutes a legal, valid and binding agreement of the Company enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

SI Securities represents and warrants to Company that:

(i)	SI Securities is a broker-dealer registered with the Securities and Exchange Commission and a member of FINRA, prior to the commencement of any Offering, shall have obtained all other applicable federal and state licenses and registrations necessary to perform the services described herein and to receive compensation hereunder, and, in performing such services, will comply with all applicable federal and state laws.

(ii)	Neither SI Securities nor any of its officers, directors, employees or agents is or has been, in any domestic or foreign jurisdiction, (a) indicted for or convicted of any felony or any securities or investment related offense of any kind or (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking.

(iii)	Neither SI Securities nor any of its officers, directors, employees or agents is or has been, in any domestic or foreign jurisdiction, (a) indicted for or convicted of any felony or any securities or investment related offense of any kind, (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking or (c) the subject or target of any securities or investment-related investigation by any regulatory authority. None of SI Securities, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of SI Securities participating in the Offering, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with SI Securities in any capacity at the time of sale (each, an “SI Securities Covered Person” and, together, “SI Securities Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). SI Securities has exercised reasonable care to determine whether any SI Securities Covered Person is subject to a Disqualification Event.

(iv)	SI Securities has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder. This Agreement has been duly authorized and executed by SI Securities and constitutes a legal, valid and binding agreement of the SI Securities enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Company agrees that, except in the case of gross negligence, fraud or willful misconduct by SI Securities and each of its respective affiliates and their respective directors, officers and employees, it will indemnify and hold harmless SI Securities and its respective affiliates and their respective directors, officers, employees for any loss, claim, damage, expense or liability incurred by the other (including reasonable attorneys’ fees and expenses in investigating, defending against or appearing as a third-party witness in connection with any action or proceeding) in any claim arising out of a material breach (or alleged breach) by it of any provision of this Exhibit, as a result of any potential violation of any law or regulation, or in any third-party claim arising out of any investment or potential investment in the Offering by a person other than a Prospect.

Company hereby agrees that if it breaches any portion of this Exhibit, (a) SI Securities and any applicable third-party beneficiary (each, a “Damaged Party”) would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the applicable Damaged Party; and (c) if a Damaged Party seeks injunctive relief to enforce this Exhibit, Company will waive and will not (i) assert any defense that the Damaged Party has an adequate remedy at law with respect to the breach, (ii) require that the Damaged Party submit proof of the economic value of any losses, or (iii) require the Damaged to post a bond or any other security. Accordingly, in addition to any other remedies and damages available, Company acknowledges and agrees that each Damaged Party may immediately seek enforcement of this Exhibit by means of specific performance or injunction, without any requirement to post a bond or other security. Nothing contained in this Exhibit shall limit the Damaged Party’s right to any other remedies at law or in equity. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Exhibit (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Exhibit, the prevailing party shall be awarded its reasonable attorney fees, and costs and expenses incurred. All rights and remedies herein shall be in addition to all other rights and remedies available at law or in equity, including, without limitation, specific performance against the Company for the enforcement of this Exhibit, and temporary and permanent injunctive relief.

THE LIABILITY OF SI SECURITIES, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, TORT, OR OTHERWISE FOR ALL EVENTS, ACTS, OR OMISSIONS RELATED TO THIS EXHIBIT SHALL NOT EXCEED THE FEES PAID OR PAYABLE TO SI SECURITIES, UNDER THIS EXHIBIT, EXCEPT IN THE EVENT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SI SECURITIES.

This Exhibit shall be governed by and construed in accordance with the laws of the New York and the federal laws of the United States of America. SI Securities and Company hereby consent and submits to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Exhibit. Aside from otherwise previously mentioned above, in any arbitration, litigation, or other proceeding by which one party either seeks to enforce this Exhibit or seeks a declaration of any rights or obligations under this Exhibit, the non-prevailing party shall pay the prevailing party’s costs and expenses, including but not limited to, reasonable attorneys’ fees. The failure of either party at any time to require performance by the other party of any provision of this Exhibit shall in no way affect that party’s right to enforce such provisions, nor shall the waiver by either party of any breach of any provision of this Exhibit be taken or held to be a waiver of any further breach of the same provision. This Exhibit constitutes the entire Exhibit between the Parties.

APPENDIX I

Compensation & Services Schedule

Shareholder Services Fee

Beginning on April 1, 2018, SI Securities shall charge Company a monthly shareholder services fee of $1 per investor for providing the shareholder services described below. For Offerings that raise less than $250,000 a minimum monthly fee of $250 will apply. For Offerings that raise $250,000 or more, a minimum monthly fee of $500 will apply. Company shall not be charged more than a maximum monthly fee of $3,000.

Shareholder Services

Monthly

Shareholder account statements

Quarterly

Shareholder reporting

Annual

K-1/Tax documentation

Ongoing

Voting proxy services

Transfer agent services

Shareholder custodial services

Share transfers

Note conversions

Share conversions

Dividend payouts

Liquidation payouts

General investor updates

Facilitation of investor communications

Exhibit B

Description of Services by SI Securities

Campaign Management

●	Multiple strategy calls each week between the SI marketing team and the 20/20 team
●	Daily performance dashboard to track progress
●	Weekly ROI report tracking performance via Google Analytics
●	Full strategy support - working with outside agencies to helping optimize tactics based on data
●	Monthly in-person meetings (depending on schedules)

Marketing

Emails

●	Featured in main newsletter multiple times a month
●	Weekly funnel emails featuring company updates or custom content
●	Personal daily outreach to “larger fish” in the funnel
o	Weekly phone calls to larger investors in the funnel
●	Segmented outreach to investors to build the funnel
●	Institutional outreach (personal outreach) to connect $100k+ check writers to founders

Events

Webinars

●	Dedicated company webinars (digital pitch presentations) - at least 4 during the campaign
●	Monthly Digital Demo Days - participation in all during the campaign

Roadshows

●	Invited to all in-person pitch events during the campaign - we host 2 events a month in cities across the country
●	Dedicated in-person pitch events for smaller audiences depending on interest and traction

Press

●	We promote Reg A+ companies to our close press contacts
●	We provide companies with our 250 list of media contacts for company to use during the campaign

Exhibit C

Excluded Investors

Instructions: Provide a list of up to 20 investors with whom you are currently engaged in discussions regarding the Offering. These investors will be excluded from the definition of “Prospect” and therefore qualify as “Excluded Investors”.

Investor Name	Status of Investor Discussions
Ping An & Affiliates
Alibaba & Affiliates
Microsoft & Affiliates
Roche & Affiliates
Abbott & Affiliates
Siemens & Affiliates
Keiretsu Capital
Kanter Family Office
Maryland Venture Fund (TEDCO)
Fluke Capital
Chris Lahiji
Bold Capital Partners
Malidin Capital
Ted Driscoll associated fund
Button Invest
Cavendish Impact Capital
BDB Taiwan
Jinsuing Science (Korea)
Directors, Officers, Employees, and Existing Investors
Vendors as of 4/16/2018